Exhibit 99.1

For Immediate Release	Kronos Contact:	Paul Lacy

(978) 947-4944

placy@kronos.com

KRONOS® REPORTS FOURTH-QUARTER AND FISCAL 2006 RESULTS

Increases Revenue and Cash Flow From Operations Year-Over-Year in Q4 and Fiscal 2006;

Executes Growth Strategy by Expanding Global Presence and Entering Talent Management Market

CHELMSFORD, Mass., Oct. 30, 2006 — Kronos® Incorporated (Nasdaq: KRON) today reported the following results for the fourth quarter and Fiscal 2006:

Fourth-Quarter Fiscal 2006:

•	Total revenue increased to $165.4 million from $149.8 million for the same period a year ago.
•

GAAP net income was $15.0 million, or $0.47 per diluted share, compared to $19.4 million, or $0.60 per diluted share for the same period a year ago. In the fourth quarter of Fiscal 2006, amortization and interest related to the company’s acquisition of Unicru, Inc. decreased GAAP net income by $0.06 per diluted share.

•	GAAP results for the fourth quarter of Fiscal 2006 include the following items:
-	A non-cash pre-tax charge of $4.2 million, or $0.09 per diluted share, for stock-based compensation;
-	A non-cash pre-tax charge of $3.6 million, or $0.07 per diluted share, for amortization of acquired intangibles; compared to $0.03 per diluted share in the fourth quarter of the prior year; and
-	A one-time tax charge of $296,000, or $0.01 per diluted share, for the repatriation of foreign earnings.
•	In total, these items reduced net income for the fourth quarter of Fiscal 2006 by $5.5 million, or $0.17 per diluted share on an after-tax basis.

Fiscal 2006:

•	Total revenue increased to $578.2 million from $518.7 million for the same period a year ago.
•

GAAP net income was $41.4 million, or $1.29 per diluted share, compared to $53.9 million, or $1.65 per diluted share in the previous year. In Fiscal 2006, amortization and interest related to the company’s acquisition of Unicru decreased GAAP net income by $0.06 per diluted share.

•	GAAP results for Fiscal 2006 include the following items:
-	A non-cash pre-tax charge of $16.8 million, or $0.36 per diluted share, for stock-based compensation;
-	A non-cash pre-tax charge of $9.0 million, or $0.18 per diluted share, for amortization of acquired intangibles, compared to $0.11 for Fiscal 2005; and
-	A one-time tax charge of $296,000, or $0.01 per diluted share, for the repatriation of foreign earnings.
•	In total, these items reduced net income for Fiscal 2006 by $17.7 million, or $0.55 per diluted share on an after-tax basis.

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“Q4 culminated an important year for Kronos in which we grew the company while making strategic investments to expand our business over the long-term. Excluding non-cash charges, we increased our net income year-over-year for the full year, demonstrating the earnings strength of our company. In particular, we generated strong cash flow from operations, with results in Q4 and Fiscal 2006 which were significantly higher than the comparable periods last year,” said Kronos Chief Executive Officer Aron Ain. “During Fiscal 2006, we continued to execute on our growth strategy by increasing our global presence and entering the talent management market with the acquisition of Unicru — a move that we believe extends our value proposition and addressable market. In Fiscal 2007, we plan to capitalize on customers’ increasing focus on the value of optimizing their workforce, and the expansion of large multi-nationals into fast-growing economies such as China, India, and Southeast Asia. With our market-leading workforce productivity solutions and global delivery capabilities, we believe that Kronos is well-positioned for sustained growth.”

Total deferred maintenance, professional services, and product revenue on the balance sheet at the end of Fiscal 2006 totaled $156.6 million. In addition to this deferred revenue, Kronos has a backlog of professional services engagements of approximately $63.0 million.

Cash flow from operations was $26.5 million in the fourth quarter and $102.7 million in Fiscal 2006, compared to $20.3 million and $78.2 million for the comparable periods last year. In the fourth quarter, Kronos repurchased 322,025 shares of common stock for $10.0 million, and repurchased 825,882 shares of common stock for $30.6 million during Fiscal 2006. The company made payments on acquisitions of $164.7 million for the full year, $151.5 million of which was in the fourth quarter. Kronos exited Fiscal 2006 with $116.6 million in cash and investments and a revolving loan balance of $80.8 million.

Fourth-Quarter Highlights

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Continued record of growth — Kronos’ fourth quarter results mark the company’s 107th consecutive quarter of year-over-year revenue growth and 78th consecutive quarter of profitability, continuing one of the longest records of growth in the software industry. (Note 1).

•	Notable customer wins across target markets — Notable wins during the quarter included:
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Heinen’s Fine Foods Stores, an existing Kronos mid-market customer, purchased the company’s on-demand talent management solution, Workforce Acquisition™, to reduce turnover and streamline the process for selecting and hiring the highest quality employees. Kronos won the deal based on the proven success of its leading talent management solution in the grocery industry.

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Solectron Corporation, a leading global provider of electronics manufacturing services and integrated supply chain solutions with more than 50,000 employees, signed a large follow-on agreement for the Workforce Central® time and labor application. Solectron plans to deploy Kronos’ centralized solution across all locations in Asia, Europe, and the Americas to help increase workforce productivity and ensure compliance.

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New York-Presbyterian Hospital, one of the most comprehensive university hospitals in the world, signed a deal for 20,000 licenses of Workforce Central. This enterprise healthcare provider purchased absence management, analytics, time and labor, and scheduling to help reduce labor costs while optimizing productivity, employee satisfaction, and patient care with a skilled workforce.

Fiscal 2006 Highlights

•

Expansion into talent management — In August 2006, Kronos completed the acquisition of Unicru, a leading provider of talent management solutions. Upon closing the deal, the company formed the Kronos Talent Management Division, based in Beaverton, Oregon. Kronos plans to continue to enhance and expand its newly acquired base of talent management products as part of its growing portfolio of workforce management and human capital management solutions.

•

Growing global presence — Kronos moved forward with its global expansion initiative, appointing a vice president of international operations and establishing a dedicated international management team responsible for strategy, sales, marketing, and product development. The company also announced its expansion into China, with headquarters in Beijing, and appointed a local general manager for this operation. As planned, Kronos intensified its focus on the Global 2000 and closed a number of key multi-national wins. Also contributing to international growth in Fiscal 2006 was strong performance by the company’s subsidiaries in Australian and the UK.

•

Market and technology leadership — Leveraging a strong cash position to extend its market leadership in workforce management, Kronos completed the acquisitions of workforce analytics vendor, ClarityMatters; workforce management vendor, SmartTime; TimeWorks, a provider of time and labor solutions to the gaming industry; and certain assets of Compu-Cash Systems, a Kronos distributor based in Las Vegas. Finally, with the launch of Workforce Central 5.2 in Fiscal 2006, Kronos further extended its leadership in workforce management. Version 5.2 features dozens of significant enhancements to all products in the suite, as well as the introduction of new modules such as Workforce Analytics™ and Workforce Operations Planner™.

•

Industry analyst recognition — Gartner, Inc. rated Kronos the highest possible rating in its research report, MarketScope for Retail Time and Labor Applications 2H05, published on Jan. 20, 2006. Gartner also positioned Kronos in the “Market Forces” category in “The U.S. Healthcare ERP Market Looks for Innovation” written by John-David Lovelock, Chad Eschinger, and Vi Shaffer and published on April 18, 2006. According to Gartner, “Market force vendors are typically companies that have more than 10 percent of market share. Vendors in this space have an established healthcare reputation and market penetration.”

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Outlook

“We believe that Fiscal 2006 was a pivotal period for Kronos during which we laid the foundation for our next leg of growth. We made major investments that should significantly benefit our customers and shareholders and enhance our market position and earnings power,” said Ain. “In Fiscal 2007, we must continue to invest for the future in order to achieve our goal of becoming the first $1 billion software company focused exclusively on meeting the human capital management needs of organizations on a worldwide basis. While these investments are costly on a near-term basis, we believe they are necessary to help ensure continued growth in earnings and revenue for years to come.”

First-Quarter Fiscal 2007:

•	Total revenue is expected to be in the range of $146-$150 million.
•

GAAP net income per diluted share is expected to be in the range of $0.12-$0.19. This reflects a decrease in GAAP net income of approximately $0.09 per diluted share related to the company's acquisition of Unicru, inclusive of amortization and interest.

•	GAAP net income for the first quarter of Fiscal 2007 includes the following items:
-	A non-cash pre-tax charge for stock-based compensation, which is expected to be approximately $0.09 per diluted share, compared to $0.08 per diluted share in the same period of the prior year;
-	A non-cash pre-tax charge for amortization of acquired intangibles, which is expected to be approximately $0.08 per diluted share, compared to $0.04 in the same period of the prior year.
•	In total, these items are expected to reduce net income for the first quarter of Fiscal 2007 by $5.5 million, or $0.17 per share.

Fiscal 2007:

•	Total revenue is expected to be in the range of $645-$660 million.
•

GAAP net income per diluted share is expected to be in the range of $1.10-$1.27. This reflects a decrease in GAAP net income of approximately $0.20 per diluted share related to the company’s acquisition of Unicru, inclusive of amortization and interest.

•	GAAP net income for Fiscal 2007 includes the following items:
-	A non-cash pre-tax charge for stock-based compensation, which is expected to be approximately $0.37 per diluted share, compared to $0.36 for Fiscal 2006;
-	A non-cash pre-tax charge for amortization of acquired intangibles, which is expected to be approximately $0.32 per diluted share, compared to $0.18 for Fiscal 2006.
•	In total, these items are expected to reduce net income for Fiscal 2007 by $22.1 million, or $0.69 per diluted share.

Conference Call Webcast

Kronos senior management plans to review its fourth-quarter and Fiscal 2006 results during a conference call today beginning at 4:30 p.m. Eastern. The conference call will be webcast live at http://www.kronos.com/invest and will be available for replay purposes.

About Kronos Incorporated

Kronos Incorporated empowers organizations around the world to effectively manage their workforce. At Kronos, we are experts who are solely focused on delivering software and services that enable organizations to reduce costs, increase productivity, improve employee satisfaction, and ultimately enhance the level of service they provide. Kronos serves customers in more than 50 countries through its network of offices, subsidiaries, and distributors. Widely recognized as a market and thought leader in managing the workforce, Kronos has unrivaled reach with more than 30 million people using a Kronos solution every day. Learn more about Kronos at www.kronos.com.

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Safe Harbor Statement

This press release contains statements about the business prospects and estimates of Kronos' financial results for future periods that are forward-looking statements that involve a number of risks and uncertainties, including the performance estimates and statements relating to earnings and revenue growth and profitability, Kronos' ability to realize the anticipated benefits of the Unicru acquisition, the ability to close potential product sales transactions, the ability to realize revenues from the sales pipeline and backlog, market acceptance of our new products and enhancements, including those formerly offered by Unicru and AD OPT Technologies, our ability to monitor and manage discretionary costs, growth in the market for our products and within the economy generally, and potential acquisitions. These statements are based on management's expectations of future events as of the date of this press release, and Kronos assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Among the important factors that could cause actual operating results to differ materially from those indicated by such forward-looking statements are delays in product development, including enhancements to existing products, product performance issues, competitive pressures, general economic conditions, possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangement and the risk factors detailed in the company's Annual Report on Form 10-K filed with the SEC on December 9, 2005 and its quarterly report on Form 10-Q filed with the SEC on August 10, 2006. The timing of the release of new products or product enhancements will take place if and when available and at the sole discretion of Kronos.

Note 1: Excluding a one-time special charge in the second quarter of Fiscal 2001.

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© 2006 Kronos Incorporated. Kronos, Workforce Central, and the Kronos logo are registered trademarks and Workforce Acquisition, Workforce Analytics, and Workforce Operations Planner are trademarks of Kronos Incorporated or a related company. All other product and company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

KRONOS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)
UNAUDITED

	Three Months Ended		Twelve Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Net revenues:
Product	$69,109	$68,620	$229,773	$221,569
Maintenance	51,257	45,793	193,839	170,692
Professional services	37,889	35,357	147,487	126,397
Subscription	7,104	--	7,104	--

	165,359	149,770	578,203	518,658
Cost of sales:
Costs of product	12,639	13,443	49,008	48,455
Costs of maintenance	16,104	13,475	59,759	46,891
Costs of professional services	31,717	28,101	123,251	104,692
Costs of subscription	3,705	--	3,705	--

	64,165	55,019	235,723	200,038

Gross profit	101,194	94,751	342,480	318,620
Operating expenses and other income:
Sales and marketing	47,756	38,618	171,554	145,643
Engineering, research and development	15,881	13,136	57,645	50,659
General and administrative	13,310	13,065	48,963	41,647
Amortization of intangible assets	2,526	1,393	7,212	4,843
Other income, net	(1,173)	(1,278)	(6,191)	(5,710)

	78,300	64,934	279,183	237,082
Income before income taxes	22,894	29,817	63,297	81,538
Provision for income taxes	7,866	10,423	21,858	27,634

Net income	$15,028	$19,394	$41,439	$53,904

Net income per common share:
Basic	$0.47	$0.61	$1.30	$1.69

Diluted	$0.47	$0.60	$1.29	$1.65

Weighted-average common shares outstanding:
Basic	31,919,327	31,751,607	31,914,729	31,804,861

Diluted	32,134,892	32,355,178	32,238,001	32,593,040

Stock-based compensation expense:
Costs of product	$97	$--	$374	$--
Costs of maintenance	365	--	1,267	--
Costs of professional services	585	--	2,432	--
Sales and marketing	1,387	--	5,436	--
Engineering, research and development	728	--	3,075	--
General and administrative	1,047	--	4,262	--

	$4,209	$--	$16,846	$--

Amortization of intangible assets:
Costs of product	$356	$195	$1,020	$379
Costs of subscription	727	--	727	--
Amortization of intangible assets	2,526	1,393	7,212	4,843

	$3,609	$1,588	$8,959	$5,222

KRONOS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
UNAUDITED

	September 30, 2006	September 30, 2005
ASSETS
Current assets:
Cash and equivalents	$40,680	$43,492
Marketable securities	62,770	37,078
Accounts receivable, less allowances of $9,248
at September 30, 2006 and $11,156 at September 30, 2005	123,537	120,746
Deferred income taxes	8,871	10,937
Other current assets	28,962	20,142

Total current assets	264,820	232,395
Marketable securities	13,192	59,865
Property, plant and equipment, net	69,867	56,158
Customer related intangible assets	72,853	31,085
Other intangible assets	43,568	15,818
Goodwill	241,654	142,665
Capitalized software, net	22,946	23,092
Other assets	20,731	18,348

Total assets	$749,631	$579,426

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,025	$9,013
Accrued compensation	48,768	43,379
Accrued expenses and other current liabilities	33,862	27,877
Deferred product revenues	2,950	3,938
Deferred professional service revenues	21,139	36,530
Deferred maintenance revenues	124,485	100,090

Total current liabilities	242,229	220,827
Deferred maintenance revenues	7,990	6,869
Deferred income taxes	22,605	15,261
Notes payable, long-term	80,820	--
Other liabilities	7,855	4,435
Shareholders' equity:
Preferred Stock, par value $1.00 per share: authorized 1,000,000 shares,
no shares issued and outstanding	--	--
Common Stock, par value $.01 per share: authorized 50,000,000 shares, 31,846,620 and
31,724,460 shares issued at September 30, 2006 and September 30, 2005, respectively	318	317
Additional paid-in capital	65,473	52,802
Retained earnings	319,434	277,995
Accumulated other comprehensive income:
Foreign currency translation	3,086	1,307
Net unrealized (loss) on available-for-sale investments	(179)	(387)

	2,907	920
Total shareholders' equity	388,132	332,034

Total liabilities and shareholders' equity	$749,631	$579,426